Exhibit (d)-(5)

The original document is in Chinese. This is a translation of the original document.

Performance Guarantee

To: Suzhou Hengchuang Software Co., Ltd. (the “Beneficiary”):

Whereas Homeinns Hotel Group, the parent company of the Beneficiary and BTG Hotels (Group) Co., Ltd. (the “Counterparty”) will enter into an agreement and plan of merger (the “Master Agreement”) on December 6, 2015, we hereby issue this Performance Guarantee in favor of the Beneficiary at the request of the Counterparty as follows:

I.    The amount guaranteed under this Performance Guarantee shall not exceed RMB567,000,000.

II.   In the event that the Counterparty, in your belief, fails to perform its obligations under the Master Agreement, we hereby commit to perform our guarantee obligations under this Performance Guarantee to the extent of the amount guaranteed hereunder within seven (7) Business Days upon receipt of (i) your claim notice in writing stating the amount of such claim and (ii) evidence of breach by the Counterparty in the form of: an authorization issued by the competent authority within Homeinns Hotel Group (i.e., the board of directors or its special committee) in writing authorizing the Beneficiary to make such claim.

III.  The amount guaranteed under this Performance Guarantee shall be automatically reduced by any amount paid by us.

IV.  This Performance Guarantee shall be effective as of the effective date of the Master Agreement until November 3, 2016.

V.   Our obligations under this Performance Guarantee shall be automatically discharged and relieved unless and until the claim notice and the evidence of breach described in Section II shall be duly delivered to us within the effective term of this Performance Guarantee. The Beneficiary shall be entitled to such claim so long as such claim notice and evidence of breach is duly delivered to us within the term of this Performance Guarantee, regardless of whether the Performance Guarantee is then effective or not, even if we have not satisfied our obligation to pay for such claim within the term of the Performance Guarantee.

VI.  This Performance Guarantee shall be immediately null and void, whether returned to us for cancelation or not in the event that (i) the Mater Agreement has been duly performed, or (ii) this Performance Guarantee becomes expired and the claim notice and the evidence of breach described in Section II have not been received by us, or (iii) our obligations under this Performance Guarantee have been satisfied. This Performance Guarantee is non-transferable.

Industrial and Commercial Bank of China,

Beijing Central Business District Branch

Signature of authorized person:
/s/ Zhao Xiaoxing

December 4, 2015